Confidential Treatment Requested

Exhibit 10.15

master agreement

for the provision of telecommunications and related ancillary services master agreement n2 xxx/xxx/xxx

AGREEMENT BETWEEN:

1.	INTEROUTE COMMUNICATIONS LIMITED, a company incorporated under the laws of England and Wales (with registered number 04472687) and having its principal place of business at Walbrook Building, 195 Marsh Wall, London E14 9SG, together with any Associated Company authorised to provide Products and/or Services to the Customer (“Interoute”); and

2.	QUALYS, INC., a company incorporated under the laws of Delaware, USA (with Tax ID number 77-0534145) and having its registered office or principal place of business at 1600 Bridge Parkway, Redwood Shores, CA 94065 (“Customer”).

IT IS AGREED THAT:

1.	Interoute will provide the Customer with telecommunications or related ancillary services (“Services”) as described in this agreement on the terms set out in this agreement and the following schedules (“Master Agreement”).

Schedule 1	Interoute Standard Terms and Conditions
Schedule 2	Additional Terms

2.	Following signature of this Master Agreement the Customer may order, and Interoute may accept orders, for additional services. The Additional Terms associated with such additional services shall automatically be deemed incorporated into this Master Agreement at Schedule 2.

Confidential Treatment Requested

schedule 1

interoute standard terms and conditions

version

3.	This Master Agreement will commence on the date it is signed by both Parties and shall continue until the expiry of three (3) years, or the expiry of all Purchase Orders and Change Orders entered into under this Agreement, whichever is the later.

4.	Save as agreed otherwise, in the event of conflict between the terms and provisions of any of the documents, the terms and conditions of the Purchase Order Form or associated Change Order Form (if applicable) shall prevail, followed by the applicable Additional Terms and then the Interoute Standard Terms and Conditions.

EXECUTION

Signed by a duly authorised representative of:	Signed by a duly authorised represenative of:
INTEROUTE	CUSTOMER: QUALYS, INC.

/s/ Wolfgang Kandek
SIGNATURE:	SIGNATURE:

(Authorised signatory)	Wolfgang Kandek (Authorised signatory)
PRINT NAME:	PRINT NAME:

VP, Operations and Engineering
TITLE:	TITLE:

March 31, 2008
DATE:	DATE:

Confidential Treatment Requested

schedule 1

interoute standard terms and conditions

version 3.0 180706

1. DEFINITIONS

“Acceptable Use Policy” means the policy which is available on the Interoute website at www.interoute.com as amended from time to time;

“Additional Terms” means the terms applicable to each Service, as contained in Schedule 2 or incorporated by reference from time to time;

“Agreement” means the Master Agreement, which includes these standard terms & conditions, Additional Terms, Purchase Orders and Change Orders;

“Associated Company” in relation to a Party means any subsidiary or holding company or any subsidiary of any such holding company. The terms “holding company” and “subsidiary” shall have the meanings given to such terms in section 736 of the Companies Act 1985 (as amended by the Companies Act 1989) or any statutory modification or re-enactment thereof;

“Change Order” means a variation to an existing Purchase Order which has been signed and accepted by Interoute and the Customer;

“Charges” means the charges, fees, costs and expenses payable under this Agreement including recurring and non-recurring charges as set out on the Purchase Order and which are subject to an annual review;

“Customer” means the person, firm, company or corporation or other entity identified in the Master Agreement;

“Customer Committed Date” means the date assigned by Interoute for the delivery of the Service. Interoute shall communicate this date to the Customer after a signed Order Form has been accepted by Interoute;

“EURIBOR” means in relation to any amount owing by the Customer on which interest for a given period is to accrue, the arithmetic mean (rounded upwards to four decimal places) of the rates being offered to prime banks in the European interbank market for deposits in Euro of an equivalent amount at or about 12 noon Central European Time (CET) on the date on which EURIBOR is to be determined;

“Equipment” means equipment including Licensed Software which is owned by Interoute or by suppliers of Interoute;

“HICP” means the Harmonised Index of Consumer Prices;

“Initial Term” with respect to a Purchase Order means the 12 month period from the Ready for Service Date, unless otherwise stated on the Purchase Order;

“Intellectual Property Rights” means any patent, copyright, trademark, trade name, service mark, moral right, database right, know how and any and all other intellectual property right whether registered or not or capable of registration and whether subsisting in the United Kingdom or any other part of the world together with any and all goodwill relating thereto;

“Liability” shall mean liability in or for breach of contract, misrepresentation, restitution or any other cause of action whatsoever relating to or arising under or in connection with this Agreement, including without limitation liability expressly provided for under this Agreement or arising by reason of the invalidity or unenforceability of any term of this Agreement (and for the purposes of this definition, all references to "this Agreement" shall be deemed to include any collateral contract);

“Licensed Software” means computer software in object code format made available to the Customer by Interoute for the use of any Services;

“Order Form” means Interoute’s standard order form for the provision of Services;

“Parties” means Interoute and Customer, and “Party” shall mean either Interoute or the Customer, as the context requires;

Confidential Treatment Requested

schedule 1

interoute standard terms and conditions

version 3.0 180706

“Purchase Order” means an Order Form for specific Services which has been signed and accepted by Interoute and the Customer, or a Change Order;

‘‘Ready for Service Date” shall be the date when the Service is handed over to the Customer for acceptance testing;

“Service Handover Document” means a document sent by Interoute indicating that the Service is ready for use and testing by the Customer;

“Services” means the telecommunications or related services identified in the Purchase Order to be provided to the Customer by Interoute under this Agreement;

“Service Levels” means the service level agreement governing the quality of the Service set out in the Additional Terms;

“Term” shall mean the Initial Term and the Renewal Term under clause 5.2 where applicable;

“Taxes” means any tax, duty or other charges of whatever nature (but excluding any tax, duty or other charged levied on income accruing to Interoute hereunder) imposed by any taxing or government authority including, without limitation VAT;

“VAT” means Value Added Tax as set out in the European Union (“EU”) Sixth Directive (Directive 77/388) and any subsequent amendments and includes any local implementation of the tax within the individual EU member states or any similar form of indirect/sales tax outside the EU;

“Withholding Tax” means any amount on account of tax on sources of income which the payer is obliged to deduct from payments due to the recipient and account for to any tax authority;

“Working Day” means 9.00 am to 5.00 pm on any day from Monday to Friday (inclusive) which is not Christmas Day, Good Friday or other statutory or national holiday in the jurisdiction in which the relevant notice is to be given or where the relevant activity is to be performed.

2. ORDERING A SERVICE

2.1	To request a Service, the Customer must complete an Order Form which shall include the name of the Customer, a description of the Service, the applicable Charges and the Initial Term.

2.2	An Order Form shall become a Purchase Order binding on both Parties and subject to the terms and conditions set out in this Agreement on signature by Interoute and the Customer. However, Interoute reserves the right to reject or amend details in a Purchase Order, including but not limited to, the expected delivery date for a Service, and renegotiate the Purchase Order with Customer: if

a)	the information provided by the Customer is incomplete, incorrect and/or illegible; and/or,

b)	the cost of any third party services required for a Service change from those used in Interoute's calculation of the Charges in a Purchase Order; and/or,

c)	a Service is supplied subject to survey and such survey reveals information that was unknown to Interoute at the time of quoting and which could affect the availability, performance, delivery timeframes and/or Charges offered.

2.3	Any terms and conditions contained in a Customer order form, purchase order (other than a Purchase Order), letter or other document generated or managed by the Customer shall be null and void with respect to the Services provided hereunder unless agreed to in writing by Interoute.

3. CREDIT APPROVAL AND DEPOSIT

3.1	Acceptance of an Order Form by Interoute shall be subject to credit approval. The Customer agrees to provide Interoute with such credit information as Interoute may reasonably request.

Confidential Treatment Requested

schedule 1

interoute standard terms and conditions

version 3.0 180706

3.2	On the occurrence of any of the events in clause 3.3 below, Interoute may require the Customer to provide a deposit or bank guarantee equivalent to three (3) months’ Charges, actual or projected or other security satisfactory to Interoute. Any deposit shall be held by Interoute as security for the payment of Charges and any other amounts due under this Agreement. On the termination of this Agreement, Interoute may apply such deposit or bank guarantee to any amounts owed by the Customer to Interoute with any remaining credit balance being refunded to the Customer. Any deposit paid by the Customer pursuant to this sub-clause will not carry any interest and will be held by Interoute in accordance with the applicable law governing such deposit.

3.3	Interoute shall limit the exercise of its rights under clauses 3.2 to cases where;

a.	the Customer has insufficient credit rating, or

b.	the Customer has suffered a material and negative change in its financial or trading condition during the Initial Term or Renewed Term of the Agreement (as determined by Interoute in its reasonable discretion), or

c.	the Customer has failed to make payment to Interoute of any undisputed amount when due.

3.4	Interoute may, at any time, by notice in writing impose a credit limit on the Customer to an amount to be determined by Interoute. Any Services required by the Customer in excess of any such credit limit will require the Customer to deposit with Interoute an amount equal to or greater than the amount by which the Customer will exceed the credit limit.

4. CUSTOMER COMMITTED DATE AND READY FOR SERVICE DATE

4.1	Interoute shall use reasonable endeavours to ensure the Ready for Service Date occurs on or before the Customer Committed Date. On or around the Ready for Service Date, Interoute shall hand over the Service to the Customer and deliver to Customer a Service Handover Document. The Service Handover Document shall state the Ready for Service Date.

4.2	The Customer shall have five (5) Working Days from the date of delivery of the Service Handover Document to notify Interoute of any material non-compliance of the Service with the relevant Additional Terms by performance testing, and shall provide Interoute with the results evidencing such non-compliance, if any. Notwithstanding the foregoing, Interoute agrees to use its reasonable efforts to provide at least five (5) days advanced notice to Customer before delivering the Service Handover Document.

4.3	If the Customer notifies Interoute in accordance with Clause 4.2, Interoute will take such action as is reasonably necessary to provide the Service in accordance with the Additional Terms. The process in clause 4.2 shall be repeated until the performance testing has been successfully completed but shall not exceed thirty (30) days from the Customer Committed Date as set forth in Section 11.4 of the Schedule 2c and Section 5.8 of Schedule 2f.

4.4	In the event that any deviation or non-compliance with the Additional Terms is attributable to the Customer‘s system or network or otherwise due to the act or omission of Customer, Interoute shall be entitled to invoice the Customer for any costs reasonably incurred in investigating the matter.

4.5	Unless the Customer notifies Interoute of any non-compliance within the timescales set out in clause 4.2, the Customer shall be deemed to have accepted the Service as of the Ready for Service Date set out in the Service Handover Document and Interoute shall commence billing. Notwithstanding anything contained herein, the Customer’s use of the Service other than for testing purposes will be deemed to constitute acceptance of that Service.

5.	TERM AND TERMINATION

This Agreement begins on the date of execution hereof.

5.2	A Purchase Order shall be valid from the date when an Order Form has been accepted by Interoute. The Initial Term shall commence on the Ready for Service Date. At the expiration of the Initial Term, the Purchase Order shall automatically be renewed on the same terms for a further period of twelve (12) months (the ‘Renewal Term’) until terminated by either Party providing sixty (60) days notice in writing to expire at the end of the Initial Term or at the end of the next following anniversary of the date of the

Confidential Treatment Requested

schedule 1

interoute standard terms and conditions

version 3.0 180706

Purchase Order.

5.3	Either Party may terminate this Agreement with immediate effect by written notice to the other Party on or any time after the occurrence of any of the following events:

a.	The other Party ceases to trade (either in whole, or as to any part involved in the performance of this Agreement), or becomes insolvent, has a receiver, administrative receiver, administrator or manager appointed of the whole or any part of its assets or business, makes any composition or arrangement with its creditors, takes or suffers any similar action in consequence of debt, is unable to pay its debts within the meaning of the Insolvency Act 1986, or any order or resolution is made for its dissolution or liquidation (other than for the purpose of solvent amalgamation or reconstruction) under the laws applicable to that Party;

b.	The other Party commits a material breach of this Agreement which is not capable of remedy and, if capable of remedy, the breach is not remedied within thirty (30) days following a written notice by the non-breaching Party to the other Party;

c.	The other Party commits a breach of the Agreement which has continued for more than three (3) consecutive months or for any three (3) months in a rolling four (4) month period following receipt of written notice from the non-breaching party giving details of the breach and requiring the breach to be remedied.

5.4	Interoute may terminate all or any Purchase Order and/or this Agreement with immediate effect by written notice to the other Party with no liability or penalty where the Customer;

a.	provides incorrect, false, illegible or incomplete information to Interoute;

b.	is likely to defraud Interoute, interfere with Interoute’s provision of Services or create harm to the Network , Equipment or any third party's property;

c.	fails to make any undisputed payment due under the Purchase Order in accordance with the terms and conditions set out in this Agreement and fails to do so within 72 hours following written notice by Interoute;

d.	fails to use the Services in accordance with the Acceptable Use Policy;

e.	is using or allowing (or in the reasonable opinion of Interoute is likely to be using or allowing) any of the Services to be used for fraud, misconduct or any other illegal purpose.

5.5	Interoute shall be entitled to immediately suspend this Agreement and/or Service on giving notice to the Customer in the event that it is entitled to terminate this Agreement. For the avoidance of doubt, Interoute shall not be able to suspend the Agreement and/or Service until Customer has failed to cure a material breach in accordance with Section 5.3(b) and 5.4(c). Any exercise of such right of suspension shall not prejudice Interoute’s right to subsequently terminate this agreement.

5.6	Following suspension of the provision of any Services, Interoute may claim and Customer shall pay upon demand, a reasonable charge for re-commencing the provision of the Services if applicable.

6.	CONSEQUENCES OF TERMINATION

6.1	Termination or expiry of a Purchase Order and/or this Agreement for any reason is without prejudice to any rights or remedies available to, or any obligations or liabilities accrued to the Parties as at the date of termination or expiry.

6.2	On expiry or termination of the Agreement or a Purchase Order;

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interoute standard terms and conditions

version 3.0 180706

a.	all undisputed sums due to Interoute up to the date of termination shall become immediately due and payable to Interoute provided however, in the event of termination by the Customer, the Customer shall be entitled to a pro-rate refund of any unused pre-paid fees provided hereunder;

b.	the Customer must immediately return to Interoute in good condition, excluding reasonable wear and tear, all Equipment which Interoute has leased or loaned to the Customer. Interoute may charge the Customer for all costs incurred in repossessing or acquiring replacement Equipment which the Customer has failed to return to Interoute or which is returned to Interoute in a damaged or defective condition;

6.3	In the event that a Purchase Order and/or the Agreement is terminated by the Customer prior to the Ready for Service Date in breach of this Agreement or by Interoute pursuant to clause 5.4, the Customer shall reimburse Interoute for any third party cancellation/termination charges associated with the Service/s so terminated and any other cost reasonably incurred by Interoute. If the Purchase Order and/or the Agreement is terminated by the Customer after the Ready for Service Date for that Service, the Customer shall reimburse Interoute for any third party cancellation/termination charges associated with the Service/s so terminated and shall pay the equivalent of [* * *] of the recurring Charges, actual or projected, for each month remaining in the Initial Term or the Renewed Term.

6.4	The Customer agrees that the termination charges in clause 6.3 are a genuine pre-estimate of loss and are not a penalty.

6.5	The following clauses shall survive the termination or expiration of this Agreement in addition to those whose provisions by their content or nature will so survive: Equipment and Access, Liability and Indemnity, Intellectual Property Indemnity, Severability, Waiver, Notices, Confidentiality, Press Announcements, Associated Company Orders and Rights of Third Parties; and Governing Law and Jurisdiction.

7. CHARGES AND TERMS OF PAYMENT

7.1	Unless stated otherwise in the Purchase Order:

a.	Interoute will invoice all recurring Charges as of the Ready for Service Date and monthly in advance thereafter.

b.	The Customer shall pay the Charges in advance, within thirty (30) days of the date of the invoice.

c.	Interoute will invoice installation charges and any other non-recurring initial Charges, upon acceptance by Interoute of a valid Purchase Order and Customer shall pay such Charges within thirty (30) days of the date of such invoice.

7.2	On the expiry of the Initial Term or each subsequent anniversary of the Initial Term, Interoute will review the Charges and may increase any Charge in line with the European 15 HICP (EU-15) index for the previous twelve (12) months.

7.3	All amounts in respect of Charges shall be paid in Euros or as specified on the Purchase Order and shall be paid free of currency exchange costs, bank charges, withholding or deductions. To the extent that any deduction or withholding is required by applicable law, Customer shall increase the amount of such payment to ensure that Interoute receives the amount it would have received had no deduction or withholding been required.

7.4	Interoute may levy an additional service charge on any amount invoiced and not paid at the rate of five percent (5%) per annum above the three (3) month European Interbank Offered Rate (“EURIBOR”) for Euros quoted on Telerate Page 248/249 (whether before or after judgement) from (but not including) the due date for payment of such invoice, until the date on which such invoice is paid in full. Such charge shall accrue day by day, shall be compounded and payable on demand.

7.5	In the event that Customer in good faith disputes any portion of the Charges contained in an invoice, Customer will pay the undisputed portion of the invoice on the due date in full and submit a documented claim for the disputed

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested

schedule 1

interoute standard terms and conditions

version 3.0 180706

amount. As a minimum such documented claim shall set out the amount in dispute, the reason for such dispute and provide such evidence as shall be reasonably necessary to support the dispute. The Parties shall negotiate in good faith in an attempt to resolve the dispute, provided that if the dispute cannot be resolved within thirty (30) days of the date of the invoice, either Party may institute legal proceedings. If Customer does not submit a documented claim prior to the due date for payment of the invoice, Customer waives all rights to dispute the invoice.

8. TAXES

8.1	All fees for Services and any other fees or charges under this Agreement are exclusive of Value Added Tax (VAT) or any similar indirect or sales taxes that may be applicable. If any VAT or similar sales tax is chargeable by Interoute, this will be added to the agreed price (by way of separate invoice, if those charges have already been invoiced) and shall be paid in addition by the Customer.

8.2	If Withholding Tax applies to any payments for supplies made under this Agreement, the Customer may withhold that element that is required under the applicable legislation but must pay an additional amount in accordance with clause 7.2 and must notify Interoute prior to payment that Withholding Tax is required to be paid. The Customer and Interoute undertake to co-operate, where possible, to minimise the amount of Withholding Tax due by making advance clearance applications under the relevant double taxation treaties (where applicable) to the relevant tax authority to reduce the rate of Withholding Tax or exempt entirely this amount if applicable. In any event, the Customer undertakes to account for any tax withheld to the tax authorities on a timely basis.

8.3	Neither Party shall be liable for the other party’s taxes based on income (including gains from the disposal of capital).

8.4	Any other taxes or levies arising from the use of the capacity (including local profits taxes) shall be the liability of the Customer and Interoute reserves the right to recharge these to the Customer.

8.5	Any stamp duties or registration taxes or other taxes relating to documentation of the individual transactions entered into under this contract shall be borne by the Customer.

9. SERVICE LEVELS AND SERVICE CREDITS

9.1	Interoute shall provide the Service in accordance with the Service Levels set out in the Additional Terms.

9.2	The Customer’s sole and exclusive remedy for a cause of action that results in a deviation from the Service Levels is the Service Credits or immediate termination as set out in the relevant Additional Terms. The Customer agrees that the compensation provided under the Additional Terms represents a reasonable pre-estimate of all its losses and Interoute shall have no further liability to the Customer for the failure or non-compliance with Service Levels.

9.3	In the event that a Service Credit is due to the Customer, Interoute will issue a credit note upon Customer’s request. To request a credit, Customer must deliver a written request to Interoute within twenty one (21) days of the end of the month for which a credit is requested. The Customer shall not be entitled to any Service Credits in respect of a claim unless and until Interoute has received notice of the claim in writing. Should Interoute require additional information from the Customer, the Customer shall not be able to claim any Service Credits until Interoute has received all information it reasonably requests; provided that Interoute has identified specifically what information Qualys needs to provide. Service Credits will be calculated monthly, aggregated and credited to the Customer on a quarterly basis.

10.	OPERATION AND MAINTENANCE

10.1	Should any condition exist that may impair the integrity of the Interoute network, Interoute shall initiate and co-ordinate planned maintenance, which may include disconnection of all or any part of the Service. Interoute shall, to the extent reasonably practicable, give the Customer ten (10) days prior notice in writing (or such shorter period as may be necessary) of the timing and scope of such planned maintenance operation.

10.2	Interoute shall use reasonable efforts to conduct any planned maintenance of the Interoute Network during the hours of 11pm and 5am Central European Time Monday to Sunday.

Confidential Treatment Requested

schedule 1

interoute standard terms and conditions

version 3.0 180706

11. COMPLIANCE WITH LAWS

11.1	Customer shall obtain all necessary licences, approvals, permits and consents including building permits and landlords’ consent required by any applicable governmental or regulatory authority or body necessary for Customer to use the Services. Customer shall use and Interoute will provide the Services in accordance with and subject to all provisions of applicable law and any order or determination of any competent authority.

11.2	Both Parties acknowledge their respective duties under the Data Protection Act 1998 and hereby undertake to comply with their obligations and duties under the said Act and shall give all reasonable assistance to each other where appropriate or necessary to comply with any obligations arising under the said Act. The Customer acknowledges that Interoute may, in the course of performing its obligations under this Agreement, process ‘personal data’ as defined under the Data Protection Act 1998 and associated statutory instruments in accordance with the Interoute Privacy Policy available at http://www.interoute.com/privacy.html. In so far as such personal data is obtained from the Customer, the Customer consents and undertakes to procure that any relevant data subjects consent, to such processing by Interoute, including without limitation, to the transfer of such personal data for processing outside the European Union. The Parties shall at all times ensure that appropriate technical and organisational security measures shall be taken against unauthorised or unlawful processing of personal data and against accidental loss or destruction of, or damage to personal data.

11.3	Customer shall at all times use the Services in accordance with Interoute’s Acceptable Use Policy.

11.4	Each Party will comply with all relevant laws in providing or using (as appropriate) the Services.

12. SOFTWARE

12.1	If and to the extent that the Customer requires the use of Licensed Software in order to use the Services, the Customer will be provided with a non-exclusive non-transferable licence for the Term to use such Licensed Software solely for its internal purposes and solely to the extent required to use the Services. To the extent such Licensed Software is sourced from a third party provider, such licence shall be subject to the terms of the applicable software licence embedded in the relevant software.

12.2	Customer will not, and shall use all its reasonable endeavours to ensure that others do not:

a.	obtain or claim any ownership in any Licensed Software (or in any derivation thereto or improvement thereof);

b.	copy the Licensed Software except as agreed in writing by Interoute and in accordance with the terms of the applicable software licence;

c.	save as permitted by law, reverse engineer, decompile or disassemble Licensed Software;

d.	sell, lease, licence or sublicence the Licensed Software;

e.	create, write or develop any derivative software or any other software based on the Licensed Software;

f.	take any action prohibited by the applicable software license.

13. EQUIPMENT AND ACCESS

13.1	Interoute may require to locate Equipment on the Customer’s premises to enable Interoute to provide the Services. Subject to the provisions of this Agreement, Customer hereby grants to Interoute the right to locate, install and operate such Equipment at the Customer’s premises and shall provide Interoute, its employees, representatives and authorised agents, as may be reasonably required, access to the Equipment via the Interoute network or otherwise, 24 hours a day, 7 days a week in accordance with the access procedures agreed between the Parties.

13.2	Customer shall furnish reasonable, appropriate environmental conditions for the Equipment (including, without limitation, protection from weather, security, availability of power, including a back-up generator, ventilation, heating, and cooling). If Customer reasonably requires to temporarily disconnect the power supply to the Equipment, except in an emergency, Customer will give Interoute at least fourteen (14) written days notice in advance of such disconnection and will use all reasonable endeavours to ensure minimum disruption. Interoute shall not be liable for disruption to Services under this clause.

Confidential Treatment Requested

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interoute standard terms and conditions

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13.3	The Customer undertakes (a) not to replace Equipment located on the Customer premises, (b) not to make any modification, alteration or connection to the same other than by prior agreement in writing with Interoute nor (c) make any disconnection therefrom otherwise than in accordance with the terms and conditions of this Agreement.

13.4	Ownership and title in Equipment provided by Interoute under this Agreement shall at all time remain with Interoute and the Customer shall exercise commercially reasonable efforts to prevent third parties from asserting any rights in relation to such Equipment.

13.5	On the expiry or termination of a relevant Purchase Order or this Agreement, the Customer shall allow Interoute reasonable access, without charge, to its premises to recover the Equipment.

14. NATURE OF RIGHTS

14.1	Save to the extent expressly set out in this Agreement, nothing in this Agreement shall vest in or confer on the Customer:

a.	any patent or any other right or licence in the Intellectual Property arising from or relating to any apparatus, system or method used by Interoute or by the Customer in connection with the use of the Services; or

b.	any ownership or property rights or liens of any nature in or over Equipment or property.

14.2	All rights granted hereby and obligations entered into under this Agreement are purely contractual. Nothing in this Agreement shall grant to the Customer any ownership, proprietary or possessory rights in any of the subject-matter of the Agreement.

15. ASSIGNMENT

15.1	Except as provided below neither Interoute nor the Customer may at any time assign, sub-contract, sub-licence or otherwise dispose of all or any of its rights or obligations under this Agreement , without the prior written consent of the other Party (not to be unreasonably withheld or delayed)

15.2	Interoute may assign any of its rights and obligations under this Agreement to any of its Associated Companies (or its or their successors, through merger or acquisition of substantially all of their or its assets), without the prior written consent of the other Party.

15.3	Customer may assign any of its rights and obligations under this Agreement to any of its Associated Companies (or its or their successors, through merger or acquisition of substantially all of their or its assets), only with the prior written consent of Interoute which will not be unreasonably withheld, delayed, or conditioned.

15.3	Interoute may sub-contract any or all of its obligations under this Agreement to a third party, provided that Interoute shall remain liable to the Customer for the performance of those obligations.

16. LIABILITY AND INDEMNITY

16.1	Except as otherwise set forth in this Agreement, including the Additional Terms, Interoute shall have no Liability (a) for any transaction, which the Customer may enter into with a third party using the Services; (b) for the contents of any communications transmitted via the Services or for any information or content on the Internet. Except as provided in this Agreement, Interoute gives no warranties, nor makes any representations or other agreements, express or implied with respect to the Services.

16.2

These terms are in lieu of all other conditions, warranties or other terms concerning the supply or purported supply of, failure to supply or delay in supplying the Services which might but for this Clause 16 have effect between Interoute and the Customer or would otherwise be implied into or incorporated into this Agreement or any collateral contract, whether by statute, common law or otherwise, all of which are hereby excluded (including, without limitation, the

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interoute standard terms and conditions

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implied conditions, warranties or other terms as to satisfactory quality, fitness for purpose or as to the use of reasonable skill and care).

16.3	Subject to clause 16.4, neither party shall have any Liability for (a) loss of revenue; (b) loss of actual or anticipated profits; (c) downtime costs (d) loss of contracts; (e) loss of the use of money; (f) loss of anticipated savings; (g) loss of business; (h) loss of opportunity; (i) loss of goodwill; (j) loss of reputation; (k) loss of, damage to or corruption of data; or (l) any indirect or consequential loss and such Liability is excluded whether it is foreseeable, known, foreseen or otherwise. For the avoidance of doubt, 16.3 (a) – 16.3 (l) apply whether such losses are direct, indirect, consequential or otherwise.

16.4	Nothing in this clause 16 shall exclude or limit the Liability of the Customer to:

16.4.1	Pay the undisputed charges or

16.4.2	Repair (or if repair is not practicable, replace) any tangible physical property intentionally or negligently damaged by the Customer or its employees.

16.5	Except where explicitly stated otherwise in the applicable Additional Terms, and subject to clauses 16.4, 16.6 and 16.7, the Liability of each party for any claim, loss, expense, or damage under this Agreement shall be limited to (i) [* * *] in respect of any one event or series of events and (ii) a total of [* * *] in any consecutive twelve (12) month period. The limitation of Liability under this Clause 16.5 has effect in relation both to any Liability expressly provided for under this Agreement and to any Liability arising by reason of the invalidity or unenforceability of any term of this Agreement.

16.6	Nothing in this Agreement shall exclude or limit either party’s Liability;

16.6.1	For fraud, death or personal injury caused by its negligence (as defined in the Unfair Contract Terms Act 1977 s. 1);

16.6.2	In relation to the intellectual property indemnity set out in clause 18 below;

16.6.3	Any breach of the obligations implied by s.12 Sale of Goods Act 1979 or s.2 Supply of Goods and Services Act 1982: or

16.6.4	Any other Liability which cannot be excluded or limited by applicable law.

16.7	The Customer shall indemnify and hold harmless Interoute against all actions, losses, costs, damages, awards, expenses, fees (including legal fees incurred and/or awarded against Interoute) proceedings, claims or demands in any way connected with this Agreement, including claims, brought or threatened against Interoute by a third party related to content or arising out of the use by Customer of the Services, or any wilful or negligent act or omission of the Customer. The Customer shall also provide, at the Customer’s sole expense, Interoute with full authority, information and assistance as is reasonably necessary for the defence, compromise or settlement of such claim.

16.8	Interoute Service Warranties:

This warranty is intended to supplement, not replace, the warranties set forth in the Agreement. For any services provided under the Agreement, Interoute represents and warrants that: (a) it has full power to enter into this Agreement and to carry out its obligations under this Agreement; (b) the Services shall be completed in a professional, workmanlike manner, with the degree of skill and care that is required by good, and sound professional procedures; and (c) the Services shall be completed in accordance with applicable specifications and as set forth in the Agreement and the Schedules attached hereto.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested

schedule 1

interoute standard terms and conditions

version 3.0 180706

17 MISREPRESENTATION

17.1	Save as provided in Clauses 17.2 and 17.3, the Customer shall have no remedy in respect of any representation (whether written or oral) made to it upon which it relied in entering into this Agreement ("Misrepresentation") and Interoute shall have no Liability to the Customer other than pursuant to the express terms of this Agreement.

17.2	Nothing in this Agreement shall exclude or limit Interoute’s Liability for any Misrepresentation made by Interoute knowing that it was untrue.

17.3	Nothing in this Agreement shall exclude the Liability of Interoute for any fundamental Misrepresentation, including any misrepresentation as to a matter fundamental to Interoute’s ability to perform its obligations under this Agreement, but such Liability shall be subject to the limit set out in Clause 16.5.

17.4	This Agreement contains all the terms agreed among the Parties regarding its subject matter and supersedes any prior agreement, understanding or arrangement between the parties, whether oral or in writing. In entering into this Agreement, the Customer agrees it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations among the Parties prior to this Agreement except as expressly stated in this Agreement.

18 INTELLECTUAL PROPERTY INDEMNITY

18.1	Each Party will defend and hold the other Party harmless against any claim, suit or proceeding brought against that Party so far as it is based on any actual or threatened infringement of any Intellectual Property Rights by it, provided that it is given prompt notice in writing of any such claim and is given full authority and such information and assistance as is reasonably necessary for the defence of such claim.

18.2	Interoute shall have no liability in respect of any alleged infringement which is based on the sale or use of any Products in combination with any other products not supplied by Interoute (unless expressly agreed by Interoute).

18.3	Interoute shall have no liability in respect of any unauthorised modifications, changes or alterations by the Customer or its agents of the Services supplied by Interoute, other than in respect of modifications, changes or alterations carried out by Interoute or otherwise authorized by Interoute, which have been carried out in a professional manner.

19 INSURANCE

19.1	Each party will maintain in effect at all times during the performance of this Agreement such insurance policies with a reputable insurance company as it is required to hold under applicable law and such other policies as a prudent business conducting similar operations in the region would Maintain. Coverage limits will be sufficient to cover the party’s liabilities under this Agreement.

19.2	With specific regard to Equipment, during the continuance of this Agreement, it shall be the Customer’s responsibility to insure at its own expense, and keep insured Equipment which is on Customer premises, with a reputable insurer against loss, theft, damage or destruction howsoever arising (unless such damage or destruction is caused by Interoute or its agents) at an amount not less than the full replacement value of the Equipment. Such Equipment shall at all times be at the Customer’s risk.

19.3	Each Party will, at the request of the other Party, provide copies of such documentation as the requesting party reasonably requires in evidence of the other party’s compliance with this Agreement.

20 FORCE MAJEURE

A Party shall not be deemed in default of any of its obligations under this Agreement (including but not limited to Customer’s payment obligations) if, and to the extent that, performance of such obligation is prevented or delayed by acts of God or public enemy, civil war, insurrection or riot, fire, flood, explosion, earthquake, labour dispute causing cessation slowdown or interruption of work, national emergency, act or omission of any governing authority or agency thereof,

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interoute standard terms and conditions

version 3.0 180706

inability after reasonable endeavours to procure equipment, data or materials from suppliers, or any other circumstances beyond its reasonable control (“Event of Force Majeure”), provided that such Event of Force Majeure is not caused by the negligence of that Party, and that Party has notified the other in writing of the Event of Force Majeure. The Party notifying an Event of Force Majeure shall use all reasonable endeavours to avoid or minimise the effects of an Event of Force Majeure. Upon the occurrence of an Event of Force Majeure, the time for performance shall be extended for the period of delay or inability to perform due to such occurrence, but if an Event of Force Majeure continues for a continuous period of more than one month the other Party shall be entitled to terminate this Agreement.

21 SEVERABILITY

If any of the provisions of this Agreement is held by an appropriate arbitral, judicial or regulatory authority to be void, invalid or unenforceable, such provision shall, to the extent permitted by applicable law, be deemed to be deleted from this Agreement to the intent that the remaining provisions shall continue in full force and effect.

22 WAIVER

The waiver by either Party, in whole or in part, of a breach of or a default under any of the provisions of this Agreement, or the failure, in whole or in part, of the other Party, upon one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not thereafter be construed as a waiver of any subsequent breach or default of a similar nature or as a waiver or any such provision, right of privilege hereunder.

23 NOTICES

Each notice, demand, certification or other communication given or made under this Agreement shall be in writing and shall be delivered by hand or sent by courier, electronic or facsimile transmission to the registered address of the Party or such other address as each Party may notify in writing to the other. Any such notice, demand or other communication shall be deemed to have been received, if delivered by hand, at the time of delivery or, if posted, on the expiration of three (3) Working Days after the notice has been provided to the courier company, or, if sent by electronic or facsimile transmission, on the date confirmation of successful transmission is received.

24 AMENDMENTS

This Agreement and any of its provisions may be altered or added to only by agreement in writing signed by a duly authorised person on behalf of each of the Parties.

25 CONFIDENTIALITY

25.1	Each Party shall keep confidential all information (including the terms of this Agreement) and documentation, including (without limitation) information concerning the business or trade secrets, processes, know-how or methods used by the other Party in carrying on business ("Confidential Information"), obtained from the other Party pursuant to or in connection with this Agreement. In order to protect the other Party’s rights and interests hereunder, a Party may only disclose Confidential Information regarding the other Party to those of its and its Associated Companies personnel who require such Confidential Information for the purpose of this Agreement. Each Party shall take the same care to avoid disclosing Confidential Information of the other Party to any third party as the receiving Party takes with similar information of its own which it does not wish so to disclose.

25.2	Each Party agrees that it shall not use any Confidential Information regarding the other Party for any purpose other than the performance of its respective obligations or enforcing its rights under this Agreement or as otherwise permitted hereunder, nor copy or disclose any such Confidential Information to any third party without the written consent of the other Party's authorised representative. However, both Parties shall be permitted to disclose this Agreement to their or their Associated Companies professional advisers, agents or representatives (including those who are assisting it in connection with this Agreement) subject to appropriate confidentiality obligations.

25.3	The provisions of this Clause shall not apply to Confidential Information which the recipient can show to the disclosing Party's reasonable satisfaction:

a.	was known to the recipient (without obligation to keep the same confidential) at the date of its disclosure;

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interoute standard terms and conditions

version 3.0 180706

b.	is after the date of disclosure lawfully acquired by the recipient in good faith from an independent third Party who is not subject to any obligation of confidentiality in respect of such Confidential Information;

c.	was in its entirety at the time of disclosure or has become public knowledge otherwise than by reason of the recipient's neglect or breach of the restrictions set out in this or any other Agreement;

d.	is independently developed by or on behalf of the recipient without access to any or all of the Confidential Information;

e.	is required by process of law, judicial action, recognised stock exchange, governmental department or agency or other regulatory authority to be disclosed in which event the recipient shall take all reasonable steps to consult and take into account the reasonable requirements of the other Party in relation to such disclosure; or

f.	agreement in writing was given for disclosure.

26 PRESS ANNOUNCEMENTS

26.1	No press or public announcements, circulars or communications relating to this Agreement or the subject matter of it shall be made or sent by either of the Parties without the prior written approval of the other Party such approval not to be unreasonably withheld or delayed.

26.2	Notwithstanding clause 26.1, Interoute may refer to the Customer in its marketing materials, including, without limitation, on its website and in correspondence with prospective customers.

27 ASSOCIATED COMPANY ORDERS AND RIGHTS OF THIRD PARTIES

27.1	If so requested by the Customer, Interoute shall provide the Services to the Customer’s Associated Companies under this Agreement provided that the Customer shall remain fully liable for the performance of the Purchase Order and this Agreement by such Associated Company. Charges will be invoiced to the Customer unless the Customer requests Interoute to invoice the Customer’s Associated Company directly for Service provided to those Customer’s Associated Companies. Unless expressly stated otherwise in the Purchase Order, the terms of this Agreement will apply to Purchase Orders placed by Customer’s Associated Companies. Interoute may nominate any of Interoute’s Associated Companies to accept a Purchase Order or perform Interoute’s obligations hereunder.

27.2	Save as strictly required under clause 27.1 above, the Parties do not intend any term of this Agreement to be enforceable pursuant to The Contracts (Rights of Third Parties) Act 1999.

28 GOVERNING LAW AND JURISDICTION

This Agreement shall be construed in accordance with and shall be governed by the laws of England and Wales, and shall be subject to the non-exclusive jurisdiction of the English courts provided that Interoute may commence proceedings in any jurisdiction in which the Customer is incorporated, resident or domiciled.

Confidential Treatment Requested

schedule 2c

additional terms for co-location services

1.	SERVICE DESCRIPTION

The Interoute Co-location Service will comprise of the installation and support services associated with the provision of co-location facilities at Interoute Premises.

2.	DEFINITIONS

“Access Charges” has the meaning set out in Clause 7.1.

“Additional Terms” means this document forming part of the Agreement, which describes the Products and/or Services, to be provided and the relevant service levels.

“Agreed Delivery Date” means the date by which Interoute has agreed to install the Co-Location Service as set out in the relevant Purchase Order

“Cabinet” means a lockable cabinet within the Co-location area for the siting of Customer Equipment provisioned to the specification as set out in the Purchase Order.

“Charges” means the charges payable by the Customer for Co-location Services as set out in the Purchase Order and in accordance with Interoute’s Terms and Conditions.

“Customer Equipment” means communications equipment and other hardware or software ancillary thereto installed in the Premises by or on behalf of the Customer.

“Co-location Services” means either the Rack Space, Floorspace or Cabinet, as applicable, together with any ancillary services, as specified in a Purchase Order.

“Interoute Premises” means any Premises made available by Interoute to Customer pursuant to a Purchase Order.

“Lease” means any lease, licence or other documents conferring a right of occupation at any Interoute Premises.

“Trusted Agent” means an employee of the Customer and any contractor employed by the Customer who shall have been reasonably approved by Interoute.

“Other Customer” means any person who shares the use of any Interoute Premises (including Interoute) with the Customer.

“Permits” means all and statutory licences required by any authority or regulatory body permitting the Customer to provide any communications services or related services or to operate any Customer equipment.

“Premises” means the space occupied by Customer and/or Interoute where the Products or Customer Equipment is to be installed and/or the Services are to be provided.

“Rack Space” means a space within the Co-location area for the siting of Customer Equipment provisioned to the specification as set out in the Purchase Order.

“Service Affecting Fault” means any fault, repair or condition (or threat of fault, repair or condition) affecting Customer service as registered by Customer or Interoute by issue of an incident report. Faults due to Force Majeure, failure of Customer’s equipment or acts or omissions of Customer or any third party employees or agents are Non Service Affecting Faults.

“Service Commencement Date” means the date when Interoute provides the Co-location Service.

Any other capitalised terms have the meanings set out in Interoute’s Standard Terms and Conditions.

3.	CO-LOCATION SERVICES TERMS

The following terms and conditions shall apply when Interoute provides Co-location Facilities at Interoute Premises to the Customer.

4.	CHARGES

4.1.	Subject to section 4.2 and 4.3, unless otherwise agreed between the Parties in the Purchase Order, Charges for the Co-location Service will be invoiced in accordance with the terms specified in Interoute’s Standard Terms and Conditions for the amounts detailed in the Purchase Order.

4.2.	In the event that Interoute’s costs for power usage (KWh) decreases or increases with 5% or more, the fees with respect to power usage will be adjusted accordingly. This also applies to services where power usage is included, but only for the power component. Unless stated otherwise, the power component will be 50% of the rack or footprint rental price.

4.3.	In the event that Interoute’s costs of providing Co-location Services are increased due to circumstances beyond the control of Interoute, Interoute shall be entitled to charge an increase for any of the Co-location Services provided under the Agreement. It is not Interoute’s intention to profit from price increases from external bodies. In case such increases occur Interoute will inform the Customer by notice, stating the reason for the price increase, the price increase amount, and the effective date of such a price increase,

5.	PROVISION OF CO-LOCATION SERVICES

5.1.	Interoute sets out to provision the Services to the specification as set out within the Purchase Order by the Agreed Delivery Date specified within the Purchase Order.

5.2.	The power supply shown by an ampere rating in the purchase order will be the total power available over either a single feed or a dual feed. i.e. 8A A+B feed = 8A total power draw.

5.3

Interoute reserves the right to monitor a customer’s power draw from time to time and bill any power in excess of the power draw agreed in the Purchase Order on a penalty basis of 2 x Interoute’s power price per KWH. Further, where the Customer’s power draw exceeds that stated in the Purchase Order, and Interoute deems that the excessive power is compromising the existing power plant and air conditioning,

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additional terms for co-location services

Interoute reserve the right to cancel the Agreement and Customer will receive a pro-rate refund of any fees paid in advance.

5.4	Subject to the provisions of this Schedule, the Purchase Order and Interoute’s Standard terms and Conditions and the other terms of this Agreement, Interoute hereby grants Customer a right to use the Co-Location Services in the Interoute Premises to install, operate and maintain Customer Equipment for the Term.

5.5	Save as provided otherwise in the Purchase Order, Customer shall install and use the Customer Equipment at Customer’s own risk and expense. All installations shall conform to all relevant industry standards and to any reasonable requirements stipulated by Interoute. Interoute may require Customer to provide, and shall have the right to approve in advance Customer’s specifications and installation plans and may require Customer to re-install any Customer Equipment that is not installed in accordance with those specifications or plans.

5.6	Unless Interoute has given its prior written consent (not to be unreasonably withheld), Customer may only use the Co-Location Services at the Interoute Premises for the placement and maintenance of communications equipment, which shall be connected to the Interoute Network.

5.7	For sites classified by Interoute as Datacentre sites or Service Provider sites, the Customer may request as part of the Purchase Order Hands & Eyes Services. Hands & Eyes Services are provided on the Terms in Appendix B of this agreement. At Infrastructure sites, Hands & Eyes Services is not generally available. Therefore, Hands & Eyes Services may be requested in writing and Interoute will respond with a statement of their capability to provide the requested service and relevant charges.

5.8	Interoute shall implement regular surveillance assessments to maintain Geneva’s ISO 27001 accreditation. Any failure of Interoute to sustain the IS) accreditation shall be notified to Customer within thirty (30) days of notification to Interoute of such failure.

5.9	Interoute shall provide Customer with notification of any physical security or service breaches to its collocation facility on detection. All operational security breaches, or service faults, shall be notified to Customer through the Interoute Service Management Process.

5.10	Interoute shall invoice the charges relating to the additional services and Customer shall pay the charges in accordance with the terms specified in Interoute’s Terms and Conditions and the Purchase Order.

6.	INSURANCE

6.1.	Customer shall insure the Customer Equipment for as long as the Customer Equipment shall remain at the Interoute Premises and shall carry third party and public liability insurance of at least five million (5,000,000) Euros.

6.2.	Customer shall be responsible for obtaining all Permits required in connection with the use of Customer Equipment.

7. ACCESS

7.1.	Subject to any restrictions imposed by any Lease and the applicable Interoute Premises access procedure, Interoute shall grant the Customer’s Trusted Agents access to the Interoute Premises at all reasonable times to maintain the Customer Equipment. All Customer access must be accompanied by a representative of Interoute and, for the purposes of the Geneva Facility only, Interoute will not levy a charge on the Customer for the cost of such representative as per Appendix B.

7.2.	Interoute shall be entitled to refuse entry to any person who does not produce a suitable means of identification as a Trusted Agent. In any event, Interoute may refuse entry to the Interoute Premises to any person whose behaviour is reasonably considered by Interoute’s representative to be likely to disrupt the operation of the Interoute Premises or endanger the Interoute Premises or the property of Other Customers.

7.3.	Customer shall be responsible to Interoute for its Trusted Agents who visit the Interoute Premises, and shall ensure that such persons comply with these terms and conditions.

7.4.	Interoute shall be entitled from time to time to modify the rights of access set out in these Additional Terms due to any works or for reasons of safety or for the management of the Interoute Premises, provided that any such modifications shall not materially diminish the Customer’s rights to use the Co-Location Services granted by these terms and conditions to the Customer under this Agreement.

7.5.	Interoute shall notify Customer of any access requirements in advance, where practicable, limiting access to authorised Interoute technical staff or agents, with all access logged through Interoute physical Geneva Security Management System. Interoute shall retain the right to access Customer collocation area to sustain service to Customer while coordinating such physical entry through Interoute Service Management Process.

7.6.

Customer shall not cause, permit or do anything at the Interoute Premises which might damage any of Interoute’s or its Associated Companies fixtures or fittings and shall ensure that it does not at any time electrically or physically impair, disrupt interfere with or interrupt the operation of Interoute’s or any Other Customer’s communications equipment and shall immediately repair any fault in Customer

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additional terms for co-location services

Equipment which causes or may cause such interference. Notwithstanding the foregoing, where Customer fails to or delays the prevention or remedy of such interference, Interoute shall be entitled (but not obliged) to take all-reasonable measures to prevent or remedy such interference and Customer shall reimburse Interoute for any reasonable costs incurred by Interoute in doing so.

7.7.	Customer shall:

•	not perform or permit any act, which causes or is likely to cause any interference, nuisance, annoyance, inconvenience, loss or damage to any Other Customer.

•	not display any signs or notices at the Interoute Premises other than such signs or notices as may be required under any statute or regulations; and

•	remove all waste and rubbish generated by Customer or its officers, employees, servants or agents (including any Trusted Agent) and keep the Interoute Premises neat and tidy at all times.

8.	RELOCATION

Interoute shall have the right from time to time on not less than one (1) month’s prior written notice to require the Customer Equipment to be moved and to be installed in another suitable space at the Interoute Premises or with the agreement of the Customer at another suitable premises in the same city. Interoute shall use its reasonable endeavours to ensure that such relocation shall cause as little disruption and/or interference to the Customer as is reasonably practicable. Relocation costs will be paid by Interoute, If new location does not satisfy Customer, Customer will have 15 days after receiving Interoute’s written notice to cancel service and receive a pro-rate refund of any fees paid in advance.

9.	THREAT TO PERSONS OR PROPERTY

Interoute shall be entitled to switch off the Customer Equipment:

•	in a life or property threatening emergency;

•	if required to do so by any governmental or regulatory authority; or

•	where the Customer is in material breach of this Agreement,

provided that in each case where reasonably practicable to do so, Interoute shall take reasonable measures to contact and inform the Customer in advance.

10.	MAINTENANCE

Where Interoute plans to perform essential works at the Interoute Premises, Interoute may require Customer to switch off the Customer Equipment at the time required and keep the Customer Equipment (as the case may be) switched off until notified by Interoute. Except in the case of an emergency or a Service Affecting Fault, Interoute will endeavour to perform such works during the hours of 23.00 Saturday and 06:00 Sunday Greenwich Mean Time and will endeavour to give Customer at least ten (10) days prior notice of such switch off. Should such planned maintenance occur on more than two (2) occasions per quarter, additional maintenance periods shall be included within outage calculations.

11.	TERMINATION

11.1.	Interoute shall have the right to terminate Customer’s use of all or any part of the Interoute Premises if:

•	Interoute’s right to use the facility at the Interoute Premises is terminated or expires for any reason;

•	Customer materially breaches Interoute’s Terms & Conditions or the terms of any relevant Purchase Order;

•	Customer makes material alterations to the Co-Location Services allocated to it at the Interoute Premises without the prior written consent of Interoute;

•	Customer allows personnel or contractors to enter the Interoute Premises without the prior written consent of Interoute; or

•	Customer materially breaches any posted or otherwise communicated rules relating to use of, or access to, the Interoute Premises.

11.2.	The right to use the Interoute Premises granted by this Agreement is a licence to occupy. Within thirty (30) days of the termination of the Agreement, Customer shall remove at its own risk and cost all Customer Equipment from the Interoute Premises. Customer shall leave the Co-Location Services in good repair and in a clean and tidy condition, and shall make good any damage resulting from the removal of the Customer’s Equipment from and/or the Customer’s use of the Interoute Premises (fair wear and tear excepted).

11.3.	If Customer fails to comply with its obligations under Clause 11.2, Interoute may, without prejudice to any other remedies it may have under the Agreement or at law or equity, at the sole risk of the Customer, remove the Customer Equipment from the Co-Location Services, deliver the same to Customer at the address given in the Purchase Order and restore the Co-Location Services, to the same condition in which it existed at the Service Commencement Date, fair wear and tear excepted, and Customer shall indemnify Interoute against all reasonable costs incurred in doing so.

11.4.	Interoute’s failure to remedy a material non-conformity with thirty (30) days of the Customer Committed Date shall entitle Customer to a refund of all fees paid for the Service, and Customer shall be released from paying any additional fees for the Services, should Customer exercise its right to terminate the Order.

11.5.	Customer may terminate all or any Purchase Order with immediate effect by written notice to Interoute, with no liability or penalty if Interoute fails the service power availability targets provided herein for three (3) consecutive months.

12.	LIABILITY AND INDEMNITY

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additional terms for co-location services

NOTWITHSTANDING CLAUSE 10.2 OF INTEROUTE’S TERMS AND CONDITIONS, THE LIABILITY OF EACH PARTY FOR ANY CLAIM, LOSS, EXPENSE, OR DAMAGE IN RELATION THE PROVISION OR USE OF THE SERVICE DESCRIBED IN THESE ADDITIONAL TERMS, SHALL BE LIMITED TO (i) TWO MILLION EUROS (€2,000,000.00) IN RESPECT OF ANY ONE EVENT OR SERIES OF EVENTS AND (ii) A TOTAL OF FIVE MILLION EUROS (€5,000,000.00) IN ANY CONSECUTIVE 12 MONTH PERIOD. NOTHING IN THESE ADDITIONAL TERMS SHALL EXCLUDE OR LIMIT EITHER PARTY’S LIABILITY FOR FRAUD OR FOR DEATH OR PERSONAL INJURY CAUSED BY ITS NEGLIGENCE OR IN RELATION TO THE INTELLECTUAL PROPERTY INDEMNITY SET OUT IN CLAUSE 11 OF INTEROUTE’S TERMS AND CONDITIONS.

13. NO LEASE

13.1.	The right to use the Interoute Premises granted by this Agreement is an occupational licence and no relationship of landlord and tenant shall arise between the Parties.

13.2.	The Parties agree that the ownership of the Interoute Premises shall remain with Interoute or the suppliers of Interoute and that nothing in this Agreement in any manner confers, or is intended to confer, such ownership on Customer.

14.	INSPECTION

Interoute reserves the right to make periodic inspections of any part of the Interoute Premises including the Co-Location Services, or anything located within or physically attached to the Interoute Premises. Interoute shall give the Customer advance notice of such inspections including the name of the person inspecting, the specific date and time of the inspection, except in those instances where Interoute reasonably determines that safety considerations require the need for such an inspection without the delay of providing notice. The making of periodic inspections or the failure to do so shall not operate to impose upon Interoute any liability of any kind whatsoever nor relieve the Customer of any responsibility, obligation, or liability allocated to it in this Agreement.

Confidential Treatment Requested

schedule 2c

additional terms for co-location services

APPENDIX A: Co-Location Service Level Agreement

1. SERVICE CREDITS

Subject to the remaining provisions of this Clause, Interoute will provide the Customer with Service Credits for the failure to meet the following targets:

•	Service Installation

•	Power Availability

1.1	Service Installation

•	Interoute will provide an Agreed Delivery Date (ADD) for the installation of Co-Location Services.

•	Interoute will provision the Co-location Services to the specification as set out within the Purchase Order within the Agreed Delivery Date.

•	If Interoute fails to meet the Agreed Delivery Date the Customer will be entitled to a Service Credit in accordance with this Clause.

•	Service Credits will be calculated as follows:

Number of full Working Days beyond ADD	Service Credits as % of Installation Charge
0 to 5 days	[* * *]
6 to 10 days	[* * *]
11 to 20 days	[* * *]
21-30 days	[* * *]
31 days or more	[* * *]

•	Installation Charges are invoiced on receipt of order. Any Service Credits due to failure to meet Agreed Delivery Date will normally be credited to the Customer’s next invoice.

•	If only part of an order is delayed, valid credits will be payable only in respect of individual Co-Location Services that are not delivered by the Agreed Delivery Date.

1.2	Power Availability

•	Co-Location Services are deemed “Available” from the Agreed Delivery Date, from which time power will be provisioned and maintained in accordance with the specification set out in the Purchase Order.

•	The following equation will be used to calculate Power Availability. References to minutes are to the number of minutes in the applicable Monthly Review Period:

(Total minutes –- Total minutes Unavailable (rounded to nearest minute)	X 100
Total minutes

•

For Availability Calculations, Power Availability is monitored at the output of the DC Rectifier and AC UPS Systems. For the avoidance of doubt this shall be calculated on power availability from the Customer Co-Location Service.

•	Where Power Availability falls below the requirement by site type during any Monthly Review Period, the Customer will be entitled to a rebate on the applicable monthly rental as follows:

Site	Power Availability	Rebate of MRC for missing target
DataCentre	[* * *]	[* * *]
Service Provider	[* * *]	[* * *]
Infrastructure	[* * *]	[* * *]

1.3	Calculation of Service Credits

•	Service Credits will be calculated monthly, aggregated and credited to the Customer on a quarterly basis.

•	If a Co-Location Service is cancelled during a Monthly Review Period, no Service Credit will be payable in respect of that Service for that Monthly Review Period.

•	Where a Monthly Review Period incorporates part of a month, any Service Credit will apply to a pro-rated Monthly Charge.

1.4	Exclusion to Payment of Service Credits

Service Credits will not be payable by Interoute to the Customer in relation to the Agreed Delivery Date or the Power Availability for faults or disruptions to the Service caused by any of the following:

•	The fault or negligence of the Customer, its employees, agents or contractors;

•	Credits are only applicable where the power installation includes both A + B Feeds AND both Feeds are lost to the Customer Equipment.

•	The Customer failing to comply with Interoute’s Terms and Conditions;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

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additional terms for co-location services

•	A fault in, or any other problem associated with, equipment connected on the Customer’s side of the Interoute Service Demarcation Point;

•	Any event described in Clause 12 of Interoute’s Terms and Conditions (Force Majeure);

•	A failure by the Customer to give Interoute access to any equipment after being requested to do so by Interoute; or

•	Any Planned Outage described in Clause 9 of Interoute’s Terms and Conditions (Maintenance).

1.5	General Limitations to the Payment of Service Credits

•	Credits are only available for payment on Service Affecting Faults, which cause a total loss of Service of the Customer Equipment.

•	Aggregated Service Credits payable to the Customer shall not exceed [* * *] of the contracted Monthly Charges incurred by the Customer for the Service.

•	Service Credits will only be applicable to the value of the Rack Spaces or Cabinets affected by the event.

•	The Customer shall not be able to claim for more than one failure to meet a target arising from the same occurrence.

•	In no event shall total liability for Service Credits exceed [* * *] of the total amount of charges payable under the relevant Purchase Order in any 12-month period.

•	The Customer shall not be entitled to claim above and beyond the total aggregate Service Credits that are set out in this SLA.

•

The Customer must claim any Service Credit due to a failure to meet the “Service Levels”, in writing, within twenty one (21) business days of the date at which the Customer could reasonably be expected to become aware of such failure. The Customer shall not be entitled to any Service Credits in respect of a claim unless and until Interoute has received notice of the claim in writing. Should Interoute require additional information from the Customer, the Customer shall not be able to claim any Service Credits until Interoute has received all information it reasonably requests.

2.	FAULT REPORTING AND MANAGEMENT

2.1.	Faults

Any suspected faults should be reported to the Interoute Customer Service Centre using the procedures detailed in the Customer Handover Book to be provided at Service hand-over. When reporting a fault, the Customer should identify the affected Co-location Service and provide details of the fault.

2.2.	Target Time to Repair (TTR)

Interoute will endeavour to rectify any Service Affecting Fault within the following timescales:

•	[* * *] hours TTR on Service Affecting Faults within Co-location Facilities for manned Sites.

•	[* * *] hours TTR on Service Affecting Faults within all other Co-location Facilities for un-manned Sites.

2.3.	Fault Duration

All faults recorded by Interoute’s network integrated fault management system will be reconciled against the corresponding fault ticket raised by the Customer Service Centre. The exact fault duration will be calculated as the elapsed time between the Fault Ticket being raised by the Customer Service Centre and the time when service is restored.

3.	LIABILITY

The provision of Service Credits shall be the sole and exclusive remedy for the failure to meet targets for the Co-location Service. Interoute shall have no additional liability to the Customer.

Appendix B: Hands & Eyes Services

1. The following are recognised by Interoute as Hands & Eyes Services:

•	Soft Reboot / power cycle of Customer equipment

•	Toggle, cycle a switch or push a button on Customer Equipment

•	Verify, add, remove a demarcation label

•	Ensure cables are secured

•	Relay status of Customer Equipment LEDs under direction of the customer.

•	Provide a serial number on Customer Equipment

•	Provide a visual verification to assist during customers troubleshooting.

•	Provide escort services to and From the cage/cabinet.

•	Take receipt of customer equipment.

2. Hands & Eyes Services are performed on all reasonable endeavours basis, without Interoute either implicitly or explicitly undertaking to achieve or warranting any result of any Hands & Eyes Services performed.

3. Interoute has no obligation to provide the Customer with or make available any tools or spare parts. The provision of spare parts for Customer Equipment is solely the responsibility of the Customer. It is

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested

schedule 2c

additional terms for co-location services

also the responsibility of the Customer to ensure that Interoute has access to the necessary spare parts to perform the requested Hands & Eyes Services. Failure in doing so relives Interoute from its own obligation.

4. The Hands and Eyes Service is provided by Interoute under the direction of Customer and as such performance of the service will not make Interoute liable for the proper functioning or performance of the Customer Equipment nor will it relieve Customer for any liability which may arise as a result of any defect in or failure of the Customer Equipment. The operational reliability of the equipment is the sole responsibility of Customer. Therefore Customer shall indemnify Interoute for any and all liabilities, damage costs, charges and expenses incurred by Interoute resulting from, arising out of or in connection with any damages to third parties or properties of third parties through a defect of customer’s equipment.

5. For the avoidance of doubt Interoute shall not, by the mere fact that it has assisted in the implementation and/or installation and/or remedial maintenance of Customer Equipment be responsible or liable for the results of such implementation, Installation or remedial maintenance, unless the damage can be exclusively attributed to Interoute´s poor performance of the Hands & Eyes Service.

6. The Customer shall provide a statement of works via e-mail to the Interoute NOC describing and outlining the Hands & Eyes work requested.

7. Hands & Eyes services rented on a monthly basis, are not cumulated and rolled over into consecutive month.

8. Local Business Hours are defined as 9am to 5pm local to the Facility at which Hands & Eyes services are requested.

9. Where the Customer has 9 to 5 coverage and requests Hands & Eyes Services after 4pm which require more than a hour time, Interoute reserves the right to postpone the delivery of those Hands & Eyes services until the next working day.

10. Where Interoute deems that the Customer is using Hands & Eyes services excessively, Interoute has at it’s sole discretion the right to charge fees additional to any existing recurring fee or to decline the request for excessive Hands & Eyes services. For the purpose of clarification excessive use will be deemed as greater than 4hours of Hands & Eyes Service per Rackspace, Sub Rackspace or Cabinet per month.

Confidential Treatment Requested

schedule 2f

additional terms for internet services

1.	SERVICE DESCRIPTION

Interoute Internet Services comprises of the provision and supply of connectivity to the Internet via the Interoute IP Network.

2.	DEFINITIONS

“ADSL” refers to Asymmetric Digital Subscriber Line as defined in the ITU-T G series specifications for DMT-based line coding.

“Agreed Delivery Date” means the date by which Interoute has agreed to install the Internet Access Service.

“Annual Review Period” means twelve (12) months after the Ready For Service Date and every anniversary thereafter.

“Billing Model” means the specified customer billing mechanism that is mutually agreed with Interoute for Customer-generated traffic exchanged with the Interoute IP Network via the Customer Port. Supported billing mechanisms are committed Traffic rate, Committed Data Rate plus bursting allowance and traffic exchange rate calculated via the 95th percentile method.

“Burst” means the ability of a Customer to increase the rate of transmission of Traffic above the Committed Data Rate. Burst capacity can not exceed the physical port size set out in the Purchase Order. Charges for Burst traffic are not included in the recurring Monthly Charge.

“Central Core” refers to the FOUR (4) core IP nodes situated in London, Frankfurt, Paris and Amsterdam.

“Committed Data Rate” means the constant rate specified in the Purchase Order up to which Interoute agrees to transmit the Customer’s IP Traffic.

“Charges” means all the charges payable by the Customer for Internet Access Services as provided in the Purchase Order.

“Co-location” means the provision and maintenance of space within a facility provided by Interoute for the sole purpose of accommodating Customer provided and operated telecommunications equipment. Co-location Services are provided on the terms and conditions contained in Interoute Additional Terms for Co-location Services.

“Customer Port” means the provision of a physical connection into the Interoute’s IP network that is dedicated solely for the use of the Customer and exchange of Customer traffic.

“Customer Premise Equipment” (“CPE”) means equipment Sited on the Customer’s premises that is supplied owned and maintained by Interoute and is deemed part of the Interoute IP Network.

“Customer Service Centre” means Interoute’s fault management centre, which operates the Interoute Network Management System.

“DNS” (Domain Name System) means an Internet Service that translates Customer specified Domain Names to their IP addresses. Interoute allocates IP addresses to the Customer.

“Interoute Demarcation Point” means the edge of the Interoute IP Network that signifies the physical boundary between the Interoute owned and operated IP Network and the Customer owned and provided equipment, not including the provision of any Third Party Local Access connections. For sites where managed CPE is provided the physical boundary between Interoute and the Customer is the interface on the CPE. For sites where no managed CPE is provided the Interoute Demarcation Point is the Customer Port

“Internet Access Service” and “Service” means the provision and supply of connectivity to the Internet via the Interoute IP Network.

“Internet Exchange Points” and “Public and Private Exchange Points” and “MAEs” and “NAPs” means facilities that exist specifically for the exchange of Internet IP Traffic through peering arrangements with other Internet service providers. These facilities typically exist outside the direct control and ownership of Interoute.

“Interoute IP Network” means the Interoute owned Pan-European network equipment monitored and managed by the Interoute Management Systems for the purpose of transporting customer IP Traffic.

“Interoute Core IP Nodes” means a physical facility that is used to accommodate Interoute IP Network equipment and the various Interoute owned IP routing and switching equipment that comprise the Interoute IP Network.

“Installation Charge” means the Internet Service Non-Recurring charges payable by the Customer for the installation and provision of Internet Services as provided in the Purchase Order minus any non recurring Local Access Charges.

“Local Access Charges” means the Local Access non-recurring and Local Access recurring charges as provided in the Purchase Order or as charged by Interoute’s Third Party Local Access provider.

“Managed CPE Firewall” means an optional feature of the Internet Access Services ordered on the applicable Purchase Order comprising Internet Access and a Managed Firewall Service.

“Managed Firewall Equipment” shall mean the equipment, systems, cabling and facilities provided by Interoute or Interoute’s Associated Company in order to make available the Managed Firewall Service to the Customer.

“Managed Firewall Service” means the optional feature of the Internet Access Service for the supply and operation of Managed Firewall Equipment and Services and any corresponding Licensed Software and implementation of Customer’s firewall policy within an Interoute co location facility.

“Monthly Charge” means the Internet Service monthly recurring Charges payable by the Customer plus Traffic charges (excluding the Local Access Charges) as provided in the Purchase Order.

“Monthly Review Period” means the calendar monthly periods commencing on the 1st of each month during the Term, over which Service Availability is calculated, provided that the first Monthly Review Period will commence on the Ready For Service Date.

“Network Management System” means Interoute’s network integrated fault management system.

Confidential Treatment Requested

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additional terms for internet services

“Packet Delivery” means a sampled measure, expressed as a percentage ratio, of the number of IP packets successfully received at a designated Interoute Core IP Nodes on the Interoute IP Network.

“Qualifying Monthly Charge” means, for the purposes of the service credit calculations herein, the Monthly Charges minus any Local Access Charges and Burst Traffic Charges.

“Round Trip Packet Delay” means a sampled measure of the time taken to transmit and receive at the same Interoute Core IP Node an IP packet of a defined size “Ping Packet” between any two designated Interoute Core IP Nodes on the Interoute IP Network.

“SDSL” refers to Symmetrical Digital Subscriber Line also known as SHDSL and defined in ITU-T G.991.2

“Ready For Service Date” means the date when Interoute provides the Service ready for use at the Interoute Demarcation Point.

“Site” means the space occupied by Customer and/or Interoute for the purposes of installing any Interoute provided Customer Premise Equipment required presenting the Service to the Customer.

“Third Party Local Access”, “Local Access” “Leased Lines”, “Private Circuits” and “Access” means short haul physical connections (including any DSL local access connection and patching cross connects/ cabling), that are provisioned between the Customer’s premises and the nearest feasible Interoute Point of Presence and are based on either TDM, Ethernet, ADSL or SDSL technology. Third Party Local Access connections, not being under the direct control and ownership of Interoute, are not deemed part of the Interoute IP Network.

“Traffic” means all Customer generated IP packets that are transmitted and received at the Customer Port. The billable amount of traffic exchanged with the Interoute IP Network via the Customer port is calculated in accordance with the Billing Model specified in the Purchase Order.

Any other capitalised terms have the meanings set out in Interoute’s Standard Terms and Conditions.

3.	INTERNET ACCESS SERVICE TERMS

The following terms and conditions shall apply when Interoute provides Internet Services from its own network to the Customer.

4.	CHARGES

4.1.	Charges payable by the Customer

•	Charges for the Internet Services shall comprise an Installation Charge and a Monthly Charge.

•

If the Customer commits to a Committed Date Rate Billing Model (as detailed on the Purchase Order) a recurring fixed Monthly Charge based on such Committed Data Rate plus Burst Charges (where applicable) billed on a per Mb (or part thereof) usage rate.

•

Unless otherwise agreed between the Parties in the Purchase Order, Charges for the Internet Services and any applicable Cancellation Charges will be invoiced in accordance with the terms specified in Interoute’s Standard Terms and Conditions for the amounts detailed in the Purchase Order or Change Order.

•	Any additional costs e.g. Local Access Charges will be invoiced to the Customer (as stated on the Purchase Order).

5.	SERVICE CREDITS

Interoute will provide the Customer with service credits for the failure to meet the following targets:

•	Service Installation

•	Service Availability

•	Packet Delivery

Confidential Treatment Requested

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•	Round Trip Packet Delay

5.1.	Service Installation

•

Where Third Party Local Access is required for particular a Site in relation to the provision of Indirect Access, Customer acknowledges and agrees that delivery of the Service to such a Site cannot be guaranteed and shall be subject to the Third Party Local Access provider being able to connect to the Site. Execution by Customer and Interoute of a Purchase Order does not constitute any guarantee that Interoute will be able to deliver the Services to all the Sites.

•

Interoute will provide an Agreed Delivery Date for the installation and provision of the Service. If Interoute fails to meet the Agreed Delivery Date, the Customer will be entitled to a service credit in accordance with this Clause.

•	If only part of an order is delayed, valid service credits will be payable only in respect of those Service elements that are not delivered by the Agreed Delivery Date.
•	Service credits will be calculated as follows:

Number of full Working Days by which Interoute fails to meet Agreed Delivery Date for Service:	Service credits as % of Installation Charge:
1 to 5 days	[* * *]
6 to 10 days	[* * *]
11 to 20 days	[* * *]
> 21 days	[* * *]
> 30 days	[* * *]

*In addition to the credits provided herein, Customer may terminate the agreement immediately without penalty or liability if Interoute fails to meet the Agreed Delivery Date for Service is greater then 30 days.

5.2.	Service Availability on the Interoute IP Network

•	Target Service Availability is 100%

•	The Internet Access Service is defined as “Available” when IP packets (up to the Committed Data Rate where applicable) can successfully be exchanged between Interoute Core IP Nodes.

•

For Customer locations where Dual Private Circuits or Resilient Dual Access is employed, the Target Site Availability is measured across both Internet Access Services and based upon at least one of the Circuits being operational, thereby making the site available.

•	Percentage Service Availability is calculated Monthly using the following formula:

P=	A	X100
H

Where:

P	is the percentage availability;

A	is the total number of hours during that calendar month for which the Service was available;

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested

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additional terms for internet services

H	is the total number of hours in that calendar month.

•	Where Service Availability falls below 100% during any Monthly Review Period, the Customer will be entitled to Service credits as follows:

Unavailability Duration	Service credits as % of Qualified Monthly Charge:
15 minutes up to 1 hour	[* * *]
Greater than 1 hour up to 2 hours	[* * *]
Greater than 2 hours up to 4 hours	[* * *]
Greater than 4 hours up to 8 hours	[* * *]
Greater than 8 hours up to 12 hours	[* * *]
Greater than 12 hours up to 17 hours	[* * *]
Greater than 17 hours	[* * *]
Greater than 24 hours	[* * *]

5.3.	Service Availability on Third Party Local Access provider’s network

•	Where a local dedicated private tail circuit is used (such as TDM based lines or Ethernet) to provide access to the Customer Site(s) , target Service availability is >99.5%.

•	Where a DSL local tail is used to provide access to the Customer Site(s) , target Service availability is >98.5%.

•	Where Service Availability falls below target during any Annual Review Period, the Customer will be entitled to Service credits as follows:

Unavailability Duration	Service credits as % of Qualified Monthly Charge:
< 1 % below target	[* * *]
< 2 % below target	[* * *]
< 3 % below target	[* * *]
> 3 % below target	[* * *]

5.4.	Packet Delivery

•	Target Packet Delivery is >99.5% as calculated and averaged over all routes between Interoute Core IP Nodes during a Monthly Review Period.
•	Packet delivery is measured on a per Interoute Core IP Node basis with the results reported for every five (5) minute period on the Interoute hub.
•	Average Percentage Packet Delivery is calculated monthly using the following formula:

Tav=	SR~~i~~ I	X100
SSi I

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested

schedule 2f

additional terms for internet services

Where:

Tav	the average Percentage Packet Delivery.

Ri	the total number of IP packets received by each Interoute Core IP Node from an originating Interoute Core IP Node; and

Si	the total number of IP packets sent from the originating Interoute Core IP Node to each Interoute Core IP Node.

•	Where average Packet Delivery falls below 99.5% during any Monthly Review Period, the Customer will be entitled to service credits as follows:

Packet Delivery during Monthly Review Period	Service credits as % of Qualified Monthly Charge:
99.49% - 99.0%	[* * *]
98.99% - 98.0%	[* * *]
< 98.0%	[* * *]
< 95%	[* * *]
<90%	[* * *]

5.5.	Round Trip Packet Delay

•	Target average Round Trip Packet Delay as calculated and averaged over all routes during a Monthly Review Period is as follows

Between Interoute’s “Central Core” IP Nodes (London, Frankfurt, Paris & Amsterdam):

•	< 25 ms

From the “Central Core” to the Interoute IP nodes in the rest of Europe:

•	<50 ms

From the “Central Core” nodes to the Interoute IP nodes in USA:

•	<100 ms

From the “Central Core” nodes to the Interoute IP nodes in the rest of the world:

•	<200 ms

•

Where average Round Trip Packet Delay is exceeded during any Monthly Review Period, the Customer will be entitled to a service credit equivalent to 10% of the Qualified Monthly Charge for the relevant month under consideration.

5.6.	Calculation of Service Credits

•	Where a Monthly Review Period incorporates part of a month, any service credit will apply to a pro-rated Monthly Charge.

•	Service credits will be calculated monthly, aggregated and credited to the Customer on a monthly basis.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested

schedule 2f

additional terms for internet services

•	If the Service is cancelled during a Monthly Review Period, Interoute will provide Customer a pro-rata service credit for the applicable portion of that Monthly Review Period.

•

The Customer must claim any service credit due to a failure to meet the service levels, in writing, within twenty one (21) business days of the date at which the Customer could reasonably be expected to become aware of such failure. The Customer shall not be entitled to any service credits in respect of a claim unless and until Interoute has received notice of the claim in writing. Should Interoute require additional information from the Customer, the Customer shall not be able to claim any service credits until Interoute has received all information it reasonably requests.

5.7.	Exclusions to Payment of Service Credits

•

Service credits will not be payable by Interoute to the Customer in relation to the Agreed Delivery Date, Service Availability, Packet Delivery and Round Trip Packet Delay for faults or disruptions to the Service caused by any of the following:

•	The fault or negligence of the Customer, its employees, agents or contractors;

•	The Customer failing to comply with Interoute’s Terms and Conditions;

•	A fault in, or any other problem associated with, equipment connected on the Customer’s side of the Interoute Demarcation Point;

•

The performance of third party networks including Third Party Local Access circuits; traffic exchange points including Internet networks, transit and peering connections provided and controlled by other companies, and Public and Private exchange points such as NAPs and MAEs

•	Any event described as an event of Force Majeure in Interoute’s Terms and Conditions;

•	Any outages or degradation to existing Service that may be the result of Customer requested Service changes or upgrades.

•	DNS issues outside the direct control of Interoute.

•	A failure by the Customer to give Interoute access to any equipment after being requested to do so by Interoute during any Planned Outage

•	Interoute does not guarantee that the Customer will be able to Burst at any given time and the all Burst Traffic is specifically excluded from the service level calculations detailed above.

•	Customer requests to terminate or suspend access to the Managed CPE Firewall Service

•

Service credits are not applicable to Planned Outage events on the Interoute IP Network and/or the Customer Port. However, should such planned maintenance occur on more than two (2) occasions per quarter, additional maintenance periods shall be included within outage calculations.

•

Service credits are not applicable for more than one breach of any service level targets outlined in this document arising from the same occurrence. In respect of any Monthly Review Period the total amount of any service credit payable in relation to an SLA breach shall not exceed 100% of the Qualified Monthly Charge for the affected Service.

•

Installation service credits do not apply where Access circuits needed for the Service are not provided and maintained by Interoute. In cases where Access circuits need to be sourced by Interoute from a third party, the Ready For Service Date is subject to access circuit delivery lead-times specified by the third party supplier.

Confidential Treatment Requested

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additional terms for internet services

5.8	Termination

•

Interoute’s failure to remedy a material non-conformity within thirty (30) days of the Customer Committed Date shall entitle Customer to a refund of all fees paid Service, Software and Qualys shall be released from paying any additional fees for the Services and Service Software.

•

Customer may terminate all or any Purchase Order and/or this Agreement with immediate effect by written notice to the other Party with no liability or penalty if Interoute fails service availability resulting in more than 90% service credits for three consecutive months. (see comments on Schedule 2c)

6.	SERVICE CANCELLATION

In addition to the early cancellation provisions in Clause 6 to Schedule 1 “Interoute standard terms and conditions” of the Agreement, if all or part of the Service is cancelled or significantly modified prior to the Ready For Service Date, the Customer will be liable for a percentage of the Service Installation Charge, according to the following schedule:

Number of Working Days Before Ready For Service Date	Customer liability as % of Installation Charge
0 to 1 days	[* * *]
2 to 5 days	[* * *]
6 to 10 days	[* * *]
11 to 20 days	[* * *]
21 to 30 days	[* * *]

7.	FAULT REPORTING AND MANAGEMENT

7.1.	Fault Handling

•

Any suspected faults should be reported to the Interoute Customer Service Centre using the procedures detailed in the Service Handover Document to be provided on the Ready For Service Date. When reporting a fault, the Customer should identify the affected Service and provide details of the fault.

7.2.	Time to Repair

•

Interoute aims to resolve faults causing loss of Service within four (4) hours, provided access to the affected Customer Site, if required is available. Interoute will provide the Customer with progress updates every two (2) hours, unless otherwise agreed.

•	Where the fault arises from any Third Party Local Access, Interoute shall endeavour to manage the resolution of the fault by the Third Party Local Access provider as soon as reasonably practicable.

7.3.	Fault Duration

•

All faults recorded by the Network Management System will be reconciled against the corresponding fault ticket raised by the Customer Service Centre. The exact fault duration will be calculated as of the earlier of (i) the elapsed time between the fault being reported to the Customer Service Centre and the time when Service is restored or (ii) when Interoute first becomes aware of the fault.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested

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additional terms for internet services

7.4.	Customer Notification

•

Interoute’s Customer Service Centre shall endeavour to inform the Customer if the Customer’s Service experiences any outages. This information will be provided twenty-four (24) hours a day, seven (7) days a week. Interoute shall endeavour to notify the Customer of any Service affecting outages within two hours of Interoute’s first awareness of such disruption.

7.5.	Planned Outages

•

Planned Outages may be required on the Interoute IP Network and the Customer Port, including associated hardware and/or software for scheduled network maintenance and upgrade activities. Save in the case of emergency, Interoute will effect such outages in accordance with clause 10 of Interoute’s terms and conditions (Schedule 1).

8.	DOMAIN NAME AND NETWORK NUMBER

8.1.	Pursuant to the Purchase Order, IP addresses will be allocated as per the Customer’s needs, in strict adherence to RIPE guidelines available at www.ripe.net. In addition, Interoute will register one domain name on behalf of the Customer. Additional domain name registrations will incur additional charges at Interoute’s then prevailing rates.

8.2.	Interoute shall apply on behalf of the Customer for one domain name only with the relevant country specific identifier for the Internet Access Service. Interoute shall cover the charges incurred from the managing organization in charge of the relevant Top Level Domain (“TLD”) for the duration of the Service. If the Customer requests, Interoute shall apply on behalf of the Customer for additional domain names with the relevant TLD at an additional cost per domain name. Interoute will assist the Customer in applying for domain names in other TLDs (. com, .org etc.) where doing so does not conflict with Interoute’s policies regarding Top Level Domains. All costs incurred in applying for such additional domain names shall be borne by the Customer.

8.3.	Interoute will route existing IP addresses that were previously assigned to the Customer only if those addresses were assigned to the Customer directly and not through any other Internet Service Provider. Interoute shall assign new or additional IP addresses as requested by the Customer upon being provided with satisfactory documentation justifying the need for those addresses. In certain circumstances it maybe necessary for IP addresses to be approved by the relevant authority i.e. RIPE and in such cases Interoute shall not be responsible for any decision to be made by the relevant authority.

8.4.

When Interoute assigns addresses to the Customer, those addresses are assigned only for the duration of the Service and become invalid at such a time as Interoute no longer provides the Service to the Customer. A temporary extension (usually thirty (30) days from the date of Service termination) may be made at Interoute’s sole discretion. After termination or after such extension period (if any) those addresses may be reassigned to other customers by Interoute. If the Customer wishes to apply for addresses that will subsist beyond the duration of the Service, it must do so directly to the

Confidential Treatment Requested

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additional terms for internet services

relevant authority. Any decision by the relevant authority or by another Internet Service Provider relating to IP addresses is the responsibility of that party and Interoute accepts no responsibility for any such decision.

8.5.	Interoute has no control over the availability of domain names and accordingly accepts no responsibility for the availability of any domain name. If any domain name is or becomes unavailable through a request from any domain name registration authority, the Customer shall take all steps to relinquish the relevant domain name or otherwise to abide by the order of such authority. Interoute shall be entitled to take all appropriate steps to achieve the same.

8.6.	In respect of any actions taken by Interoute pursuant to this paragraph 8, Interoute at its discretion may levy reasonable additional charges on the Customer.

9.	HISTORICAL ARCHIVE AND BACK-UP

While Interoute backs up its servers as a regular part of its internal systems administration, Interoute does not guarantee any storage or backup of Customer data.

10.	RESPONSIBILITY OF CUSTOMER EQUIPMENT AND ASSOCIATED SOFTWARE

Customer provided equipment and associated software-based applications and operating systems may be accommodated within Co-location premises provided by Interoute on Interoute’s Additional Terms for Co-location.

11.	Managed CPE Firewall

11.1	Where Managed CPE Firewall is ordered on the Purchase Order the Customer shall, prior to the commencement of the Service, provide Interoute with a copy of its firewall policy and complete a firewall policy form supplied by Interoute from time to time. Customer undertakes to keep Interoute informed of its most current firewall policy and to promptly notify Interoute of any changes to the firewall policy. In the event that Customer requires changes to the configuration of Managed CPE Firewall (including the firewall policy) it shall notify Interoute in writing in accordance with the Change Management procedure (as notified by Interoute to Customer from time to time). Customer may request up to two (2) firewall related rule changes per calendar month free of charge. Interoute shall charge Customer for any additional changes.

11.2	The Customer acknowledges and accepts that Interoute shall not be responsible or liable for any security breach or failure resulting from the Customer’s firewall policy and Interoute shall not be obliged to supply, advise or comply with the Customer’s firewall policy. Customer acknowledges that it has assessed for itself the suitability of the Managed CPE Firewall Service for its requirements based on the firewall policy to which the Customer owns and maintains at all material times. Interoute does not warrant that the Managed CPE Firewall Service will meet such requirements or that the Managed CPE Firewall Service will operate in the particular circumstances in which it is used by the Customer or that any use will be uninterrupted or error free.

11.3

In the event of a material hardware failure affecting the Managed Firewall Equipment, Interoute shall endeavour to replace such equipment within two (2) working days from its receipt from the Customer, provided Customer notifies and

Confidential Treatment Requested

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additional terms for internet services

sends back to Interoute the original Managed Firewall Equipment within two (2) weeks from the date it was first received by Customer.

12.	INDEMNITY

The Customer shall indemnify Interoute from and against any losses, or expenses incurred by Interoute caused by, or in any way connected with the unauthorised use of the Managed Firewall Service by the Customer or any third party.